FOR IMMEDIATE RELEASE

RENAISSANCE ACQUISITION CORP.
ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION; CASH IN
TRUST TO EXCEED $104 MILLION

Pompano Beach, Florida, February 20, 2007 - Renaissance Acquisition Corp. (the "Company") (AMEX: RAK.U) announced today the completion of the over-allotment option for its initial public offering for an additional 2,340,000 units on February 16, 2007. The 17,940,000 units sold in the initial public offering, including the 2,340,000 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $107,640,000. Of this amount and including the private placement of insider warrants, $104,147,840 (or approximately $5.81 per share) was placed in trust.

Renaissance Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to complete a business combination and those other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact Information:

Renaissance Acquisition Corp.

Mark Seigel, Treasurer

50 East Sample Road, Suite 400

Pompano Beach, Florida 33064

Tel: (954) 784-3031